EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITOR

Lawrence Scharfman & Co., CPA, PA
Certified Public Accountant


The Board of Directors
Cal Bay International, Inc.




Dear Sirs:

This letter will authorize you to include the Audit of your company dated December 31, 2005 in the Form 10-KSB to be filed with the Securities and Exchange Commission.


Yours Truly,

/s/ Lawrence Scharfman, CPA
Lawrence Scharfman & Co., CPA, PA

April 14, 2006